Exhibit 99.1

Voyager Oil and Gas Announces Successful Debt Offering and Updates Drilling and Operations

BILLINGS, MONTANA — September 22, 2010 — Voyager Oil & Gas, Inc. [OTBB: VYOG] (“Voyager”) today announced that it has closed on the issuance of $15 million principal amount of 12% senior secured notes for the purpose of financing future drilling and development activities.  Proceeds from the notes will be used primarily to fund developmental drilling on Voyager’s significant acreage positions targeting the Denver-Julesberg Basin Niobrara formation through its joint venture with Slawson Exploration and the Williston Basin Bakken/Three Forks.  The notes mature on September 17, 2011 and may be extended an additional year at the end of the initial term, at the option of Voyager.

Voyager’s Chief Executive Officer J.R. Reger commented, “We believe this debt issuance will enable us to efficiently fund the development stage of our growth as we convert our large Niobrara and Bakken acreage position to production.  With this capital and our forecasted cash flow from producing wells, we expect to be able to fund our Niobrara and Bakken development plans at a cost of capital significantly below the projected returns on the wells and cheaper than issuing equity at our current share price.”

D-J Basin Niobrara

Voyager is participating on a heads-up basis for a 50% working interest in Slawson Exploration’s 48,000 core net acre position in Weld County, Colorado and Laramie County, Wyoming.  Slawson has drilled to total depth the first two gross wells targeting the Niobrara formation and a third well is currently drilling.  These initial test wells are the first of up to 60 gross wells planned over the next 24 months in the drilling program.  By the end of 2010, Voyager expects to have spud 5 gross (2.5 net) Niobrara wells.  Fracture stimulation and production results on the wells are expected in the fourth quarter of 2010.  J.R. Reger commented “As we move into the next phase of growth and begin to convert our substantial acreage position to production, we are happy to be doing so without any further issuance of equity at this time. Although it is early in the play, we are increasingly excited about the potential of the Niobrara Shale with production characteristics similar to the Bakken and substantially lower well costs.”

Williston Basin Bakken and Three Forks

Voyager currently controls approximately 24,000 net acres in the Williston Basin, primarily in Williams and McKenzie Counties, North Dakota and Richland County, Montana. Voyager has spud ten gross Bakken wells, of which two are in production.  By the end of 2010, Voyager expects to spud 15 gross Bakken wells.  In 2011, Voyager expects to spud approximately 35 gross and 5 net Bakken wells.  J.R. Reger, CEO, commented, “The accelerated production and excellent results across our Bakken/Three Forks position continue to exceed our original expectations.  We believe our 24,000 core acres are being developed by some of the best operators in the trend and we are excited to be participating in this premier oil resource play.  We expect accelerating development throughout 2011 and 2012.”

Tiger Ridge Natural Gas

Voyager controls approximately 65,000 net acres in and around the Tiger Ridge Gas Field in North-Central Montana. Voyager is currently conducting seismic testing and plans to participate in the drilling of three initial wells operated by Devon Energy The first two wells in the series have spud and a third is planned for the fourth quarter of 2010.  “Mr. Reger commented, “We are excited to kick off the development of our position in the Tiger Ridge, even in the current low-price natural gas environment these wells have solid economics and allow us to diversify our production base.  We are happy to be participating along with a proven industry leader to develop this acreage position.”

Heath Oil Shale

Voyager owns 33,500 net acres targeting the Heath Oil Shale of Central Montana. Voyager has begun to see substantial permitting and drilling activity in the area.  Mr. Reger commented, “We are excited to see the development targeting the Heath Shale.  We are seeing many of the same skilled operators we participate with in the Bakken play advance the Heath shale towards production.”

RECENT WELL ACTIVITY

Well Name	Status	Spud Date	Well Type	Partner	Interest	IP/BOEPD	ST

Ripper #1-22H	Producing	11/23/2009	Horizontal Bakken	Slawson	1.11%	2,369	ND

Ross-Alger 6-7 #1H	Producing	4/21/2010	Horizontal Bakken	Brigham	7.71%	3,070	ND

Larsen 3-10 #1H	Completing	5/17/2010	Horizontal Bakken	Brigham	0.10%		ND

Andre 5501 13-4H	Completing	6/14/2010	Horizontal Bakken	Oasis	11.06%		ND

Vixen #1-19-30H	Completing	6/24/2010	Horizontal Bakken	Slawson	2.28%		ND

Ellis 5602 42-8H	Completing	7/21/2010	Horizontal Bakken	Oasis	0.22%		ND

Somerset 5602 12-17H	Drilling	7/24/2010	Horizontal Bakken	Oasis	3.59%		ND

Knoshaug 14-11 #1-H	Drilling	7/30/2010	Horizontal Bakken	Brigham	0.52%	ND

Horne 5603 44-9H	Preparing	8/24/2010	Horizontal Bakken	Oasis	0.37%	ND

Lostwood 13-25H	Drilling	9/15/2010	Horizontal Bakken	EOG	0.52%	ND

Bushwacker 24-11-67	Completing	7/8/2010	Horizontal Niobrara	Slawson	50.00%	CO

Moonshine #1-36H	Completing	8/4/2010	Horizontal Niobrara	Slawson	50.00%	CO

Outlaw #1-16H	Drilling	9/8/2010	Horizontal Niobrara	Slawson	50.00%	CO

Bonus LLC 28-15-27-19	Completing	7/1/2010	Conventional Gas	Devon	38.28%	MT

State 24-09-27-19	Completing	6/15/2010	Conventional Gas	Devon	35.78%	MT

State 26-01-27-19	Proposed	8/15/2010	Conventional Gas	Devon	21.88%	MT

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 147,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  24,000 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  640 net acres targeting a specific Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding our business strategy and prospects, are forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business; fluctuations in commodities prices, particularly oil and natural gas; competition in obtaining rights to explore oil and gas reserves; and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.